Exhibit 99.1
Tyler Technologies Reports Earnings
For Second Quarter 2010
DALLAS – July 28, 2010 – Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2010:
•	Total revenues were $72.6 million compared to $72.2 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services, and maintenance) were $66.3 million versus $65.6 for the second quarter of 2009.

•	Operating income was $10.5 million compared with operating income of $11.4 million in the same quarter of 2009.

•	The effective income tax rate was 39.8 percent compared to 39.4 percent in the second quarter of 2009.

•	Net income was $6.2 million, or $0.17 per diluted share, compared to the prior year’s second quarter of $6.9 million, or $0.19 per diluted share.

•	Free cash flow was negative $8.6 million (cash used by operating activities of $7.3 million minus capital expenditures of $1.3 million). For the second quarter of 2009, free cash flow was negative $6.1 million (cash used by operating activities of $3.9 million minus capital expenditures of $2.2 million). For the six months ended June 30, 2010, free cash flow was negative $3.9 million (cash used by operating activities of $374,000 minus capital expenditures of $3.5 million). For the six months ended June 30, 2009, free cash flow was $3.8 million (cash provided by operating activities of $8.3 million minus capital expenditures of $4.5 million). Capital expenditures for the six-month periods ending June 30, 2010 and 2009 included $1.6 million and $3.3 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements. Excluding the real estate acquisitions, free cash flow for the six months ended June 30, 2010 was negative $2.2 million compared to $7.1 million for the same period in 2009.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.1 million compared to $13.8 million for the second quarter of 2009.

•	Gross margin increased 40 basis points to 44.7 percent, compared to 44.3 percent in the quarter ended June 30, 2009. Sequentially, gross margin for the second quarter improved from 43.0 percent, or 170 basis points, in the first quarter of 2010.
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Tyler Technologies Reports Earnings
For Second Quarter 2010
July 28, 2010

•	Selling, general and administrative expenses were $17.4 million (24.0 percent of revenues), compared to $17.1 million (23.7 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses as a percentage of revenue decreased 110 basis points from 25.1 percent for the first quarter of 2010.

•	Share-based compensation expense for the second quarter totaled $1.6 million, of which $180,000 was included in cost of revenues and $1.4 million was included in selling, general and administrative expenses. For the second quarter of 2009, share-based compensation expense was $1.2 million, of which $134,000 was included in cost of revenues and $1.1 million was included in selling, general and administrative expenses.

•	Total backlog was $258.0 million at June 30, 2010, compared to $218.8 million at March 31, 2010 and $235.3 million at June 30, 2009. Software-related backlog (excluding appraisal services) was $223.9 million compared to $209.4 million at June 30, 2009.

•	Tyler ended the second quarter of 2010 with $8.3 million in cash and investments and $7.1 million of availability under its $25.0 million revolving line of credit. The Company is currently engaged in discussions with banks regarding an expanded long-term revolving credit facility to provide additional flexibility for working capital, potential acquisitions and/or share repurchases. However, there can be no assurances that such discussions will be successful.

•	During the quarter, the Company repurchased 739,856 shares of its common stock for $12.5 million at an average price of $16.85 per share. For the first six months of 2010, Tyler repurchased 868,489 shares at an average price of $17.13 per share. On July 27, 2010 Tyler’s board of directors authorized the repurchase of up to an additional two million shares of the Company’s common stock and together with previous authorizations, Tyler may repurchase up to 3.4 million shares.
Revenues for the six months ended June 30, 2010 were $142.4 million compared to $141.7 million for the same period in 2009. Operating income for the first half of 2010 was $18.6 million versus operating income of $21.4 for the first half of 2009. Net income for the six months ended June 30, 2010 was $11.1 million, or $0.31 per diluted share compared to net income of $12.9 million, or $0.35 per share for the comparable period of 2009.
“Tyler Technologies’ results for the second quarter of 2010 were somewhat mixed,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “As in the first quarter of this year, our total revenues grew only slightly, and revenues from both software licenses and software services were below last year’s levels. However, recurring revenues showed solid growth, with maintenance up 10 percent and subscriptions up 40 percent. Despite lower software license revenues, our gross margin improved by 40 basis points over last year’s second quarter to 44.7 percent.
“We continued to invest aggressively in product development, and our research and development expenses rose 32 percent over last year. We believe that the investments we are making today in both new and existing products are important strategically and that they will result in significant long-term competitive advantages for Tyler.
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Tyler Technologies Reports Earnings
For Second Quarter 2010
July 28, 2010

“It is encouraging that new contract signings were very strong in the most recent quarter, and we enter the second half of the year with a record high backlog of signed contracts and new business pipelines that are active. Nonetheless, we continue to experience longer sales cycles, as well as extended implementation timelines on signed business. As a result, the timing of both new contract signings and revenue recognition after signing remains unpredictable in the current environment,” said Mr. Marr.
Annual Guidance for 2010
Total revenues for 2010 are currently expected to be in the range of $298 million to $302 million. Tyler expects to have diluted earnings per share of approximately $0.72 to $0.77. These estimates include assumed non-cash pretax expense for the year of approximately $6.1 million, or $0.13 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2010 will be approximately 39.8 percent.
Tyler expects that free cash flow for the year 2010 will be between $34.0 million and $39.5 million (cash provided by operations of $40.0 million to $45.0 million minus capital expenditures of between $5.5 million and $6.0 million). Excluding estimated real estate capital expenditures of approximately $2.0 million, free cash flow for 2010 is expected to be between $36.0 million and $41.5 million.
Tyler Technologies will hold a conference call on Thursday, July 29 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 397-0292 (U.S. dialers) and (719) 325-4844 (international dialers). Please refer to confirmation code 9044051. A replay of the call will be available two hours after the completion of the call through August 5, 2010. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 9044051. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector–cities, counties, schools and other government entities–to become more efficient, more accessible, and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for three consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
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Tyler Technologies Reports Earnings
For Second Quarter 2010
July 28, 2010

Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract
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Tyler Technologies Reports Earnings
For Second Quarter 2010
July 28, 2010

and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President – CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
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TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Software licenses	$8,735	$9,912	$17,184	$20,668
Subscriptions	5,807	4,160	11,060	8,136
Software services	18,506	21,330	35,562	40,562
Maintenance	33,212	30,224	66,628	59,362
Appraisal services	4,925	5,054	9,200	9,946
Hardware and other	1,415	1,492	2,786	3,063

Total revenues	72,600	72,172	142,420	141,737

Cost of revenues:
Software licenses	852	1,433	1,559	2,709
Acquired software	398	358	796	673
Software services, maintenance and subscriptions	34,595	34,174	69,476	67,261
Appraisal services	3,131	2,997	6,008	6,360
Hardware and other	1,149	1,213	2,087	2,445

Total cost of revenues	40,125	40,175	79,926	79,448

Gross profit	32,475	31,997	62,494	62,289

Selling, general and administrative expenses	17,439	17,084	35,000	34,494
Research and development expense	3,744	2,839	7,260	5,074
Amortization of customer and trade name intangibles	807	677	1,613	1,349

Operating income	10,485	11,397	18,621	21,372
Other expense, net	(102)	(63)	(144)	(77)

Income before income taxes	10,383	11,334	18,477	21,295
Income tax provision	4,134	4,461	7,356	8,416

Net income	$6,249	$6,873	$11,121	$12,879

Earnings per common share:
Basic	$0.18	$0.19	$0.32	$0.36

Diluted	$0.17	$0.19	$0.31	$0.35

EBITDA (1)	$13,141	$13,784	$23,926	$26,091

Weighted average common shares outstanding:
Basic	34,862	35,343	34,815	35,393
Diluted	36,203	36,723	36,262	36,708

(1)	Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income	$6,249	$6,873	$11,121	$12,879
Amortization of customer and trade name intangibles	807	677	1,613	1,349
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,862	1,725	3,705	3,385
Interest expense included in other expense, net	89	48	131	62
Income tax provision	4,134	4,461	7,356	8,416

EBITDA	$13,141	$13,784	$23,926	$26,091

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,192	$9,696
Restricted cash equivalents	5,000	6,000
Short-term investments available-for-sale	25	50
Accounts receivable, net	89,503	81,245
Other current assets	11,356	9,358
Deferred income taxes	3,288	3,338

Total current assets	110,364	109,687

Accounts receivable, long-term portion	774	1,018
Property and equipment, net	35,695	35,750
Non-current investments available-for-sale	2,094	1,976

Other assets:
Goodwill and other intangibles, net	127,863	122,029
Other	209	210

Total assets	$276,999	$270,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$19,895	$30,137
Short-term revolving line of credit	14,650	—
Deferred revenue	97,838	99,116

Total current liabilities	132,383	129,253

Deferred income taxes	7,137	7,059
Shareholders’ equity	137,479	134,358

Total liabilities and shareholders’ equity	$276,999	$270,670

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$11,121	$12,879
Adjustments to reconcile net income to net cash (used) provided by operations:
Depreciation and amortization	5,318	4,734
Share-based compensation expense	3,073	2,365
Excess tax benefit from exercise of share-based arrangements	(1,161)	(357)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(18,725)	(11,288)

Net cash (used) provided by operating activities	(374)	8,333

Cash flows from investing activities:
Proceeds from sales of investments	50	1,675
Cost of acquisitions, net of cash acquired	(9,661)	(2,234)
Additions to property and equipment	(3,493)	(4,538)
Decrease (increase) in restricted investments	1,000	(918)
Decrease in other	3	8

Net cash used by investing activities	(12,101)	(6,007)

Cash flows from financing activities:
Purchase of treasury shares	(14,398)	(10,210)
Increase in net borrowings on revolving line of credit	14,650	7,425
Contributions from employee stock purchase plan	951	713
Proceeds from exercise of stock options	1,607	1,051
Excess tax benefit from exercise of share-based arrangements	1,161	357

Net cash provided (used) by financing activities	3,971	(664)

Net (decrease) increase in cash and cash equivalents	(8,504)	1,662
Cash and cash equivalents at beginning of period	9,696	1,762

Cash and cash equivalents at end of period	$1,192	$3,424